Exhibit 99.1

Farmland Partners Inc.

Q4 2019 Earnings Call

Thursday, March 12, 2020, 11:00 A.M. Eastern

CORPORATE PARTICIPANTS

Paul Pittman - Chairman and Chief Executive Officer

Luca Fabbri - Chief Financial Officer

PRESENTATION

Operator

Good day, and welcome to the Farmland Partners’ Fourth Quarter Earnings Call.  All participants will be in listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0).  After today’s presentation, there will be an opportunity to ask questions.  To ask a question, you may press star (*), then one (1) on your touchtone phone.  To withdraw your question, please press star (*), then two (2).  Please note, this event is being recorded.

I would now like to turn the conference over to Paul Pittman, Chairman and CEO. Please go ahead.

Paul Pittman

Thank you. Good morning, and welcome to Farmland Partners’ Fourth Quarter and Full-year 2019 Earnings Call and Webcast. We appreciate you taking the time to be with us today for this call, particularly with all the turmoil in the markets.  We see this as an important opportunity to share with you our thinking and our strategy for the coming year and to discuss the past year briefly.

With me this morning is Luca Fabbri, the company’s Chief Financial Officer, and I will now turn the call over to Luca for some customary preliminary remarks. Luca.

Luca Fabbri

Thank you, Paul and thank you to all of you to be on—for being on the webcast and listening to it live or recorded. The press release announcing our fourth quarter and full year earnings was distributed yesterday evening.

A replay of this call will be available shortly after the conclusion of the call through March 26, 2020. The phone numbers to access the replay are provided in the earnings press release. For those who listen to the rebroadcast of this presentation, we remind you that the remarks made herein are as of today, March 12, 2020. It has not been updated subsequent to this initial earnings call.

During this call, we may make forward-looking statements, including statements related to the future performance of our portfolio, our identified and potential acquisitions and dispositions, impact of acquisitions, dispositions and financing activities, as well as comments on our outlook for our business, rents in the broader agricultural markets.

We will also discuss certain non-GAAP financial measures, including net operating income, FFO, adjusted FFO, EBITDAre and adjusted EBITDAre. Definitions of these non-GAAP measures as well as the reconciliations to the most comparable GAAP measures are included in the company’s press release announcing fourth quarter earnings, which is available on our website www.farmlandpartners.com and is furnished as an exhibit to our current report on Form 8-K dated March 12, 2020.

Listeners are cautioned that these statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control. These risks and uncertainties can cause actual results to differ materially from our current expectations, and we advise listeners to review the risk factors discussed in our press release yesterday after market close and in documents we have filed with or furnished to the SEC.

Farmland Partners Inc.

Thursday, March 12, 2020, 11:00 A.M. Eastern

I would now like to turn the call back to our chairman and CEO, Paul Pittman. Paul.

Paul Pittman

Thank you, Luca. So, my comments today regarding the company and the performance of the company will be slightly more brief than they have been in the past, I am sure everyone on this call would like to get focused on all the other things going on today. So, a couple of large sort of observations.

During this market turmoil related to the coronavirus, our view is that asset values of Farmland will fundamentally hold up quite well. The reason we believe that is that it is really hard to imagine that you will have a significant drop in global food demand due to the coronavirus. I suppose that could happen, but I certainly think it is unlikely and certainly something none of us would like to see happen.

I think there will be a temporary disruption in exports to China in particular, we have already seen that, but I think that disruption is again only temporary, because fundamental worldwide food demand trends will remain largely unchanged.

As far as the basic strategy of the company going forward for the next 12 months is we will continue to sell assets at a premium, buy back stock and preferred at a discount, and hold our SG&A costs down as much as possible.

Really the strategy is the same as we executed during the 2019 year. We do believe that lower interest rates will be largely beneficial for the profitability of the company.

In terms of sort of looking at the asset sales history during last 12 months to 18 months, we have sold about $67.5 million of properties at an approximate 20% gain above book value. We took most of those proceeds, if not all of them, and bought back approximately 3.5 million shares of common stock and paid off a substantial amount of debt that was associated with those properties.

Looking at rental trends for the company, what we have seen here is a little bit of a surprise.  We have seen the rental trends in the row crop assets to be modestly upwards in virtually every region. There is one exception in the High Plains region for us, which is Western Kansas, Eastern Colorado and the like has been down, but the rest of the country on Row Crop has been moving upward modestly.

On the specialty crops side of our business though, we have seen a decrease in rents. What that is largely related to is a reduction in exports to China, again, in particular in Asia generally, that has hurt the pricing of many of the specialty crops. There were also some weather differences and other sorts of things that added to that, but as I said, it is a little bit of a surprise, the row crop side of the portfolio has held up quite well, and specialty crop has suffered somewhat.  We, again, do believe those things will reverse and we will see the specialty crops out of the portfolio perform well in the future as the export markets open back up.

With that, I am going to turn it back over to Luca for some financial highlights.

Luca Fabbri

Thank you, Paul. So, in the fourth quarter of 2019, we had total revenues of $21.9 million versus $20.9 million the same quarter of the prior year. Total operating income in the quarter of 2019 was $14.6 million versus $13.5 million in the prior year. Basic net income to common stockholders and AFFO per share were respectively $0.20 per share and $0.28 per share in the fourth quarter of 2019 versus $0.13 and $0.23 respectively in the fourth quarter of 2018.

As far as the full year performance in comparison to the prior year, revenues in 2019 were $53.6 million versus $56.1 million the prior year, total operating income was $26.3 million versus $29.7 million and basic net income to common stockholders and AFFO per share were respectively $0.04 per share and $0.13 per share in 2019, versus negative $0.01 and $0.24 for 2018.

As aforementioned in the year, we repurchased 3.5 million shares of common stock, as we stand today, the fully diluted share count of the company is 31,755,477 shares.  In the course of 2019, we all sort of purchased a little over 40,000 shares of Series B preferred.  The total cash used in stock repurchases of both common and Series B preferred was approximately 23 million.

This concludes my remarks on our operating performance for the fourth quarter and full year 2019. Thank you for your time this morning and your interest in Farmland Partners.  Eric, we would like to begin the question-and-answer session.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session.  To ask a question, you may press star (*), then one (1) on your touchtone phone.  If you are using a speakerphone, please pick up your handset before pressing the keys.  To withdraw your question, please press star (*), then two (2).

Our first question comes from Collin Mings from Raymond James.  Please go ahead with your question.

Collin Mings

Hi good morning guys.

Paul Pittman

Good morning.

Collin Mings

Paul, I mean to start and recognizing you noted in the press release in particular, just the impact from the coronavirus was difficult to estimate at this juncture, but again, clearly the situation continues to evolve, but can you maybe just provide, given that you have regular dialogue with your tenants, any color on how—how it is initially impacting their activities, their business and supply chain?

Paul Pittman

Yes, I mean, I think that, that - let’s sort of break this apart for a second. So, looking at most of our row crop assets, that is almost entirely a cash rent environment. We have already collected half of the rents if not more in many cases for this calendar year. It is really hard to imagine how it is going to have very much effect on the row crop part of our business. Call that 70% or 75% of our overall revenue, kind of bracket something like that.

So, not really very worried as far as inputs and things like that our farmers need, that is— not very much of that frankly comes from China. Some of the chemistry does by the way, but not much else, and most of the supplies for this year would have already been here in the U.S., so shipping disruptions and things like that I don’t actually think have much impact on this season.

Turning to the specialty crop side of the business, I think the story is essentially the same. However, that is where we have a substantial amount of variable rents, based on profitability of the tenants largely commodity pricing yield drive that. Round numbers, we would get about a 4% yield against the original purchase price on many of these farms—specialty farms in the form of cash rent, and then we would pay - get the remaining - hopefully 2% or 3% of cap rate would come from the bonus rents that we get when the crops are sold.

So, I think the risk is largely limited to the specialty crop bonus rent part of our portfolio, which we certainly don’t want to see go away, but it is not a death nail to the company by any means, because the rest of the portfolio should be fine.

Collin Mings

Okay and then maybe, and recognizing, again, these situations are obviously fluid, but if you kind of pair what is going on with the coronavirus, but then on the flip side, there has been some progress on the trade front as it relates to Phase 1 U.S, China trade agreements. Maybe just talk a little bit about that and how you see that playing out for the agricultural sector?

Paul Pittman

Yes, so I mean, this is really the primary point we made in our press release and in my comments that the coronavirus leads to many things that are hard to predict. So let me give you examples. Oil prices have a substantial impact on the profitability levels of ethanol.

Ethanol used as motor fuel is given where oil prices are, you are going to get here in a couple of months to the point that ethanol is very uneconomic as an additive into motor fuel, unless oil prices recover substantially. So, there is that bad outcome for farmers generally and secondarily for our business, but as I said before, it doesn’t hit us very quickly because of the cash rent model. But now let’s go the other way, denatured alcohol that comes from ethanol is also the key ingredient in hand sanitizer. The demand for that product is skyrocketing and it shows up in all the Ag press now as a positive tailwind for ethanol.

So, how do you balance those two things? I’m just not sure that I know. So then, if you start looking at exports specifically related to the Chinese Phase 1 trade agreement, there has supposedly been a small amount of buying already. The commodities newsletters talk about the fact that there have been some movement already of products under Phase 1.  The quantity and timing of that has been slowed down, because of the coronavirus and the shutting of the shipping into China. But that is supposedly starting to recover. So again, I think that this will just be a modest delay, but again, hard to predict.

If you believe the press reports coming out of China, they are actually beyond the peak of their coronavirus problems and starting to recover, we here in the U.S. maybe just beginning ours. I mean, who knows?

So, it is a little hard to tell what is going to happen to exports. But again, I think the most important thing is our business model largely insulates us, at least in the short-term from Ag economy disruptions, particularly on the row crop side.

Collin Mings

Got it, okay. That is helpful color, Paul, and then maybe just switching gears and I kind of recognize in the prepared remarks, you highlighted the general stability of Farmland asset value, but maybe just expand upon the fact it doesn’t look like there are any sales in the fourth quarter, but I know, the business plan for 2020 is obviously to continue to execute on a disciplined pace of disposition activities. So maybe just, anything else on your contract, what does the pipeline look as far as it relates to potential additional asset sales?

Paul Pittman

Yes. I mean we are continuing to work on asset sales at all points in time. The private market buyer could care less about the public market calendar. So, we are going to have quarters where you just don’t happen to have a sale fall in that quarter and then you might be surprised with the next quarter.

If you went back and looked at our history, since we started selling assets back in the second quarter of 2018, you would see two million of sales, and then the next quarter was 30 million of sales, then fourth quarter of 2018 was zero, then the first quarter and 2019 was 5, the second quarter 2019 was 30 again.

So, it has been very lumpy, and I think you should expect it to continue to be lumpy, but it doesn’t signify any change in strategy or any difficulty in the sales process.  We are just disciplined sellers of our assets and—but when the private market wants to pay a fair or premium price for something we own, we are going to sell it and take those dollars and pay off debt and buy back our securities.

Collin Mings

Okay, one last one for me and then I will turn it over. Just as we think about the balance sheet, just any updated thoughts on handling upcoming debt maturities, just the financing markets and/or other options as you think about the upcoming maturities?

Paul Pittman

The financing markets for Ag assets, as far as we know are largely unaffected by this coronavirus issues and we are, as you would expect, in the process of being ready to roll or refinance any upcoming maturities. It is not something that we are particularly worried about, we are just executing as you would expect.

Collin Mings

Okay. Thank you, Paul. I will turn it over.

Operator

Our next question comes from Craig Kucera of B. Riley FBR. Please go ahead with your question.

Craig Kucera

Hi good morning guys. I may have missed this, but can you give us a breakout between participating rent this quarter and your more fixed rents?

Paul Pittman

We don’t have that in—I don’t think we ever put that in our quarter-by-quarter in our public domain, I don’t know that off the top of my head, but it is going to reflect the long-term trend line that about 80% of our rents are—overall rents are in the form of a fixed-cash payment. That doesn’t mean 80% of our tenant relationships are 100% fixed cash. It is virtually every lease has some fixed cash portion, and many of them are 100% fixed cash. So, I think historically, it has been around 80% of our total revenues are fixed cash payment.

Craig Kucera

Okay, great. Understanding your commentary regarding trying to run the company as lean as possible in this environment. I am curious on your outlook as far as your legal and accounting expenses, which were up this year considerably, for obvious reasons, but sort of what your outlook is for 2020 in that regard?

Paul Pittman

We had about in the neighborhood of a $2.5 million to $2.7 million of legal expenses unreimbursed from the ongoing litigation activity. Who knows what that number is in 2020? Hopefully it is less, but we are cautiously optimistic that there is a payoff at the end of this litigation strategy for the shareholders of the company, which is why we are pursuing it.

So maybe it will be positive news, but who knows. You know that converts, just quick math on the share count we have today, we are about $0.08 a share of AFFO. So, if we add that $0.08 back. It is obviously a significant positive move in the company’s profitability, but we have—we have discussed the rationale in the past of why we think this litigation is important.

Craig Kucera

Got it, and one more for me. I haven’t been able to find the supplement just yet. Has that been filed or is it expected to be filed later today?

Paul Pittman

We have decided to discontinue putting out a supplement on a quarterly basis. All of that material that was in that supplement is now in the 10-K or nearly all of it. If you are struck—I mean, there were a couple of tables added and things like that.  What I would suggest is if you were looking for a specific piece of information, save yourself the time and shoot Luca an e-mail and he can probably point you to the section. Because when we decided to discontinue it, we went through it literally page-by-page and said, where can an investor or an analyst go to find exactly the same information or almost the same information.

Craig Kucera

Okay. Thank you very much.

Operator

Our next question comes from Rob Stevenson of Janney. Please go ahead with your question.

Robert Stevenson

Good morning guys. Paul, can you just talk about the—you talked a little bit about the market for that dispositions. Are these when you guys sell farms, are they generally for cash or are they generally requiring bank financing that if there is any type of curtailment in availability that might be impacted over the next quarter or two?

Paul Pittman

My guess is most of the buyers have put some form of debt onto the Farmland that they have acquired from us. Although, we have never really had a transaction where getting the debt in place was a limiting factor. So, I’m not that focused on what the cap structure is of the buyer, but most people would have—most buyers would have put some level of debt back on these farms after they bought them from us.

I don’t think you are going to see Ag financing markets seize up. I really don’t. I don’t know what will happen to the financing markets away from Ag, but one of the reasons that I don’t think it happens is, we here at this company lived through the—we were a private company at the time, but we lived through the 2007, 2008, 2009 kind of meltdown.  The Ag lending markets stayed liquid and wide open all through that crisis and I think they will through this one. The lenders really do understand this asset class and done it for a long time, and I don’t think they have got a lot of fear that agriculture asset values are going to change very much.

You know this is not a good thing, I don’t want to say it is, I mean, they may not go up very fast in this kind of environment, but I don’t think that any lender thinks that things are going to drop 20% either.

Robert Stevenson

Okay and then in terms of farms that you may be willing to sell in 2020 here, I mean, any specific type of crops or geographical locations or is it basically just whichever ones people were willing to pay above your internal valuation on?

Paul Pittman

Our asset sales program is largely opportunistic, that is really how we approach it. We do of course have certain crop types or certain geographies where we are less excited than others. And so, probably we would prefer to sell those things, but I would never tell you or anyone else what that list is, because it destroys our ability to market them properly. But generally speaking, it will be an opportunistic approach.

Robert Stevenson

Okay and then last one for me. Are there any upcoming dates of significance for either your lawsuit on the shortened distort or the lawsuits against you that we need to be aware of?

Paul Pittman

My general counsel was actually sitting here with us in this room, Erica, which I am not sure we have ever formally introduced to the market. Erica Borenstein. Erica is there, I don’t think there is, but since you are here, do you know of any?

Erica Borenstein

No.

Paul Pittman

I mean this is a painfully slow process, so I don’t, I don’t think they are… The answer is, I don’t think so. No.

Robert Stevenson

Okay. Thanks guys.

Operator

Once again, if you would like to ask a question, please press star (*), then one (1).

Our next question comes from Dave Rogers of Baird. Please go ahead with your question.

David Rodgers

Yes Paul, Luca, good morning and I joined late, but I apologize if you have answered these, let me know and I will go back and read, but I guess first is in the fourth quarter, in the past this recent period we have seen where there has been more termination payments over tenants kind of buying out maybe leases, when you look at the fourth quarter financials outside of maybe the legal and accounting costs, were there any one-time items that you wouldn’t anticipate recurring and I guess I ask in one sense, because tenant reimbursements were up quite a bit in the fourth quarter. So, any clarity on that that you can provide?

Paul Pittman

Luca, I will turn that over to you and I don’t know how much detail you have in the filings, but answer best you can.

Luca Fabbri

No, we did not have any true extraordinary revenues that were one-time in nature.  The reimbursements were up just mostly due to timing issues recognition, but they were not truly kind of one-time. Look at them as a whole-year perspective, they are just exactly what we were expecting them to be. In terms of termination, lease termination, true one-time items—no, we had none, certainly none material that I can think of.

David Rodgers

Great. Thanks for that and then second question. I guess with regard to the rollover of the lease business, you did address that again, I will read, but did you talk about the percentage of leases rolling over, what your renewal percentage is in the up and down on the leases that you are anticipating?

Paul Pittman

Sure. I did address it, but just to be convenient for you, because I know we are all busy today. So, basically on the row crop, we are up modestly in most regions, except the High Plains. That is kind of the history and the outlook in the row crop regions of the country.

In the specialty crop regions, our rents were down. They are down due to pricing of those commodities. Also, other things like weather and off year for pistachios, things like that. But the key takeaway is that the trade war had a greater impact. Surprisingly, I think at least to me a little bit, a greater impact on specialty crops than on the row crop side of the equation. So, was there a second part of your question? So that is that part of it.

David Rodgers

Yes, and then I guess just, what percentage of the farms, are you going to need to re-lease?

Paul Pittman

Yes. I think I saw this number, we have about literally under 700 acres remaining to still lease this at this point in time for the calendar year. That is nothing. I’m not worried about that. Those are just leases. In the northern part of the country that may not be fully negotiated yet, but we have got more or less the entire asset pool re-leased at good prices.

David Rodgers

And then maybe just last, I did hear your comments on the legal proceedings this year and kind of the expected expenses. Is there a likelihood at all that you would get to a resolution this year on the shortened distort litigation or is that still may be that?

Paul Pittman

Yes, we are certainly hopeful on the class action case in particular, that will be fully resolved this year, but I mean, we don’t control that docket, it is agonizingly slow. Our court system is unfortunately just very, very slow. But hopefully, we will get to a resolution at some point.

On the other case, the affirmative case, also very, very hard to predict. I think we are waiting to see if there is a First Amendment right to stock fraud in the Tenth Circuit. That is the state we are in today.

David Rodgers

Lastly, on the dividend, did you comment on your comfort with it just kind of given the AFFO per share relative to the dividend and just kind of what you had said about the 2020 outlook in terms of rent growth and occupancy.

Paul Pittman

Sure. We are very comfortable with the dividends. I think we will see better financial results in the 2020 than 2019. Interest rates will come down, which will help. Hopefully we don’t have as high litigation costs. Rents, will on average, gradually continue to increase. Obviously, our cost control is still in place. We are not—never—it is a Board decision of course, not mine by myself, but I would say our dividends is pretty safe.

David Rodgers

Okay, great. Thanks Paul.

Operator

Our next question comes from John Oats, Private Investor.  Please go ahead with your question.

John Oats

Of the Farmland that could be sold, is any of it in areas where it could be sold for residential development?

Paul Pittman

Yes, some of our Farmland is in locations that could go to residential development. Largely speaking, that will be the Southeastern United States, where that would be most likely in the Carolinas, Virginia, at Georgia, possibly. We do not primarily focus as a business model on, turning our properties into residential or other real estate developments, but when that opportunity comes along, we certainly will seize it.

John Oats

Great. Okay thank you.

Operator

Our next question comes from Mike Pusateri, Private Investor. Please go ahead with your question.

Mike Pusateri

Hi Paul, this is Mike. That is nice to join the conference call again.

Paul Pittman

Hi. What can I answer for you?

Mike Pusateri

I missed half of the call, but I just got on. I wanted to ask, well, first I want to send my appreciation on behalf of myself and shareholders for really stepping up and putting your money behind buying share. I think, I suppose it is an extreme level of confidence, as I have noted previously.

Second, I know, we had talked maybe about two years ago roughly about evaluating taking the company private and I did catch a little bit of some of this selling of assets. I wonder how you are looking at this through your own optics right now, in terms of one day still considering that as a possibility if the market, certainly given the overhang with the terrible outbreak with corona, but down the road here in the next six months to a year, what do you think if the market still reflects somewhat of a significant discount to share? Where are we at today with what you are thinking? And of course, obviously at the Board consideration as well, but.

Paul Pittman

Yes, obviously as you just said it is really a Board decision not purely a management decision, but the really the position we have on that is no different than it used to be. And here, for everybody’s benefit, here is what it is. Look public companies need to grow and if we don’t eventually get back to a growth path as a public company, we should certainly evaluate all alternatives to release shareholder value.

One of those alternatives is of course going private. So it is not something that is by any means right around the corner, we believe that we need to see this litigation effort through, and see if, when the costs of that litigation stop and our reputations are as much as possible repaired, whether we can get back to a growth path and if we can, that is the outcome we would probably all like to see. But if we can’t we will eventually have to contemplate taking the company private, because if we can’t grow and we can’t access for capital markets there is no reason to pay the significant financial and regulatory costs associated with maintaining a public structure. So, that is really kind of where we are.

The good news is that, whenever we sell an asset at a substantial profit and reinvest that money in our own shares or preferred, it makes whatever we do easier. If we go back to growth and can sell equity at NAV or above or something close to NAV, we will be happy, we bought shares back so inexpensively. And if we ended up taking the company private, it makes it that much easier that we have lessened the share capital of the company along the way.

This current strategy fits with the releasing and unlocking of shareholder value strategy generally, and we just want to see what happens I think with the litigation process before we kind of make a final decision.

Mike Pusateri

Yes, the litigation process—I guess I would like to—some clarity on that is that it seems to me like an ambulance chaser to kind of just picked up some shareholders and basically that is what this is all about. Am I understanding is correctly, Paul?

Paul Pittman

Yes. You understand it quite well. I wish the court system understood it as well as you do. So, what really is, there are two different cases. The first case is what we call the affirmative case where we have pursued [indecipherable] and his co-conspirators for basically manipulating the stock and taking so much money out of the market and hurting all of our shareholders and the company, that is the first case.

The second case is, as you brightly call it the ambulance chaser case, there is a group of lawyers who have found some supposedly aggrieved shareholder and sued us. The cases are driven by the lawyers, not the shareholders.

In fact, one of the plaintiffs in one of those cases has resigned from the case. We are not exactly sure why, although we presume that party decided we really hadn’t done anything wrong and so didn’t want to be a part of the ambulance chasing process.

Hopefully, the other plaintiff will come to that appropriate ethical conclusion but hasn’t yet. So, we unfortunately have to continue this charade, based on a market manipulation scheme.

It is shocking that the company as the victim now has to defend itself against the unscrupulous lawyers and the shareholders trying to hurt—shareholders frankly trying to hurt the rest of the shareholders. That is the way it is.

Mike Pusateri

I appreciate your honesty, as always, and as a shareholder, I would say to other shareholders who are locked and stepped into this ambulance chasing, you won’t make a penny on this deal. The lawyers always make out. So, I would encourage you all to really strongly take a hard look at resigning from the case. Really, it benefits us the United shareholders not to be hoodwinked by this completely unfounded ambulance chasing saga here. So, thank you again, Paul.

Paul Pittman

Thank you and thanks for those nice comments, I hope they are heard.

Operator

Our next question comes from Mark Blaudec, Private Investor. Please go ahead with your question.

Mark Blaudec

Hi guys. Couple of things real quick just on the financing front. Do you have any estimates based on rates falling from the Federal Reserve again here in the next couple of weeks, what the interest expense would be this year or potential re-financings audits you might do on properties?

Secondarily, in terms of that refinancing question, would you consider leveraging up some of the properties that have increases in values that have now smaller a loan-to-values? And would you consider buying preferred or common back this year, because obviously the preferred today trading down pretty significantly. So, we will love some comments there about what you are thinking about in terms of financial leverage and the interest expense this year?

Paul Pittman

Thank you. Mark. I’m going to turn this at least initially over to Luca Fabbri to answer.

Luca Fabbri

Yes. Thanks Mark. As far as your first question, if rates were to stay where they are today, which of course is highly speculative, but we estimate that our reduction in interest expense would be somewhere north of 1.5 million, so it could be quite substantial. I will let Paul address you other questions.

Paul Pittman

We are, obviously as a company looking at every alternative to expand that number and make it a better number through renegotiating or restructuring various pieces of debt. I mean, this is a significant opportunity for the company.

A lot of our debt as you guys all know, is adjustable and pretty rapidly adjustable. There is a significant portion, which I think is even quarterly.  So, we are already feeling the benefit and we will continue to feel the benefit and look for every opportunity we can.

I mean as far as re-levering certain properties, we will consider that as a part of this restructuring effort where we have substantial appreciation in certain properties, trying to increase the borrowings against those properties and buying back preferred or something like that with those—reducing the overall liabilities of the company would be why we would do that.

As far as continued buybacks, we have spent most of our money in the past, buying back common versus preferred B. The reason for that is we thought that the pricing of the common was so compelling, but it was hard to divert money to the preferred.

As we get closer and closer to the call date, or the date where the interest rate on that preferred or the coupon rate on the preferred ratchets up, we will increase our focus on buying back preferred, just for everybody’s recollection, that first call dates are August of 2021. So, 16, 17 months away from now. The ratchet dates are three years after that.

We will probably modestly focus more on preferred than common, compared to what we have done in the past, but I mean, the common is still probably even a better bargain than the preferred. So, we will likely still be an acquirer of the common as well. As you know, the preferred is so thinly traded, that is realistically relatively hard to acquire.

Mark Blaudec

Great. I appreciate that. Thanks guys.

CONCLUSION

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Paul Pittman for any closing remarks.

Paul Pittman

Thank you for that. Thanks to all the shareholders for your continued support of us as a company. We will continue to execute on the strategy that we have outlined, and we will hope for good results. I encourage all of you to be safe and be careful with this coronavirus. We do not think it will affect our business in any really significant way over the long-term. But who knows what the disruptions that may come in the next month or two? So, thank you all.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.